EXHIBIT 99.1
On July 31, 2026, Ashford Hospitality Trust, Inc. (“Ashford Trust” or the “Company”) completed the sale of the 358-room Hyatt Regency Long Island located in Hauppauge, New York (“Hyatt Long Island”) for total consideration of approximately $26.2 million in cash, net of selling expenses. Additionally, the Company paid approximately $25.7 million to the mortgage lender. The mortgage loan is secured by 15 hotels including Hyatt Long Island.
The following unaudited pro forma financial information of the Company, as of and for the three months ended March 31, 2026, and for the year ended December 31, 2025, has been prepared for informational purposes only and does not purport to be indicative of what would have resulted had the disposition occurred on the date indicated or what may result in the future. The unaudited pro forma consolidated balance sheet assumes the disposition closed on March 31, 2026. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2025, and the three months ended March 31, 2026, assumes the disposition closed on January 1, 2025. The unaudited pro forma financial information of the Company reflects the removal of the assets and liabilities of Hyatt Long Island and its results of operations, which contains a non-recurring gain associated with the disposition of the hotel property. The pro forma gain and the related tax effects resulting from the disposition of Hyatt Long Island are preliminary. Therefore, the actual results may differ from the amounts reflected in the pro forma financial statements. There are no other non-recurring items associated with the transaction.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2026
(in thousands, except share and per share amounts)

	Ashford Trust Consolidated Historical (A)	Hyatt Long Island (B)	Adjustments		Ashford Trust Consolidated Pro Forma
ASSETS
Investments in hotel properties, gross ($82,787 attributable to VIEs)	$2,617,922	$26,165	$—		$2,591,757
Accumulated depreciation ($(6,594) attributable to VIEs)	(810,924)	(703)	—		(810,221)
Investments in hotel properties, net ($76,193 attributable to VIEs)	1,806,998	25,462	—		1,781,536
Contract asset	335,979	—	—		335,979
Cash and cash equivalents ($1,011 attributable to VIEs)	78,042	1,002	26,164	(C) (i)	76,132
			(1,363)	(C) (i)
			(25,709)	(C) (ii)
Restricted cash ($4,203 attributable to VIEs)	141,203	—	—		141,203
Accounts receivable ($170 attributable to VIEs), net of allowance of $435	43,426	1,641	—		41,785
Inventories ($34 attributable to VIEs)	3,106	60	—		3,046
Notes receivable, net	12,486	—	—		12,486
Investments in unconsolidated entities	7,063	—	—		7,063
Deferred costs, net ($79 attributable to VIEs)	1,210	31	—		1,179
Derivative assets	1,212	—	—		1,212
Operating lease right-of-use assets	41,035	606	—		40,429
Prepaid expenses and other assets ($153 attributable to VIEs)	53,235	1,146	—		52,089
Due from third-party hotel managers	24,535	—	—		24,535
Assets held for sale	55,779	—	—		55,779
Total assets	$2,605,309	$29,948	$(908)		$2,574,453
LIABILITIES AND EQUITY/DEFICIT
Liabilities:
Indebtedness, net ($15,910 attributable to VIEs)	$2,287,163	$25,709	$—		$2,261,454
Debt associated with hotels in receivership	252,000	—	—		252,000
Finance lease liability	17,417	—	—		17,417
Accounts payable and accrued expenses ($15,427 attributable to VIEs)	140,837	4,199	—		136,638
Accrued interest payable ($151 attributable to VIEs)	31,787	163	—		31,624
Accrued interest associated with hotels in receivership	83,979	—	—		83,979
Dividends and distributions payable	4,247	—	—		4,247
Due to Ashford Inc., net	65,638	—	—		65,638
Due to related parties, net ($3,517 attributable to VIEs)	12,319	850	—		11,469
Due to third-party hotel managers	1,306	—	—		1,306
Operating lease liabilities	44,042	606	—		43,436
Other liabilities ($28,919 attributable to VIEs)	36,695	—	—		36,695
Liabilities related to assets held for sale	66,613	—	—		66,613
Total liabilities	3,044,043	31,527	—		3,012,516
Commitments and contingencies
Redeemable noncontrolling interests in operating partnership	19,945	—	—		19,945
Series J Redeemable Preferred Stock, $0.01 par value, 7,684,197 shares issued and outstanding at March 31, 2026	183,655	—	—		183,655
Series K Redeemable Preferred Stock, $0.01 par value, 731,102 shares issued and outstanding at March 31, 2026	18,591	—	—		18,591
Series L Redeemable Preferred Stock, $0.01 par value, 238,191 shares issued and outstanding at March 31, 2026	5,547	—	—		5,547
Series M Redeemable Preferred Stock, $0.01 par value, 550,888 shares issued and outstanding at March 31, 2026	13,831	—	—		13,831
Equity (deficit):
Preferred stock, $0.01 par value, 55,000,000 shares authorized:
Series D Cumulative Preferred Stock, 1,111,127 shares issued and outstanding at March 31, 2026	11	—	—		11
Series F Cumulative Preferred Stock, 1,037,044 shares issued and outstanding at March 31, 2026	10	—	—		10
Series G Cumulative Preferred Stock, 1,470,948 shares issued and outstanding at March 31, 2026	15	—	—		15
Series H Cumulative Preferred Stock, 1,037,956 shares issued and outstanding at March 31, 2026	10	—	—		10
Series I Cumulative Preferred Stock, 1,034,303 shares issued and outstanding at March 31, 2026	11	—	—		11
Common stock, $0.01 par value, 395,000,000 shares authorized, 6,476,491 shares issued and outstanding at March 31, 2026	65	—	—		65
Additional paid-in capital	2,402,044	(1,579)	25,493	(C) (i)	2,402,044
			(1,363)	(C) (i)
			(25,709)	(C) (ii)
Accumulated deficit	(3,097,325)	—	671	(C) (i)	(3,096,654)

Total stockholders’ equity (deficit) of the Company	(695,159)	(1,579)	(908)		(694,488)
Noncontrolling interest in consolidated entities	14,856	—	—		14,856
Total equity (deficit)	(680,303)	(1,579)	(908)		(679,632)
Total liabilities and equity/deficit	$2,605,309	$29,948	$(908)		$2,574,453
See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(A)Represents the historical consolidated balance sheet of Ashford Trust as of March 31, 2026, as reported in its Quarterly Report on Form 10-Q, filed on May 14, 2026.
(B)Represents the removal of the historical balance sheet of Hyatt Long Island as of March 31, 2026.
(C)Represents adjustments for Ashford Trust’s disposition of Hyatt Long Island as of March 31, 2026, which includes: (i) an adjustment for the cash consideration received of approximately $26.2 million, net of selling expenses and cash of approximately $1.4 million paid for hotel net working capital and (ii) the cash paid to repay the mortgage loan partially secured by Hyatt Long Island.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2025
(in thousands, except per share amounts)

	Ashford Trust Consolidated Historical (A)	Hyatt Long Island (B)	Adjustments		Ashford Trust Consolidated Pro Forma
REVENUE
Rooms	$825,623	$14,316	$—		$811,307
Food and beverage	207,588	6,168	—		201,420
Other hotel revenue	69,643	792	—		68,851
Total hotel revenue	1,102,854	21,276	—		1,081,578
Other	1,534	—	—		1,534
Total revenue	1,104,388	21,276	—		1,083,112
EXPENSES
Hotel operating expenses:
Rooms	198,106	3,497	—		194,609
Food and beverage	139,828	3,842	—		135,986
Other expenses	392,070	8,544	—		383,526
Management fees	38,264	636	—		37,628
Total hotel expenses	768,268	16,519	—		751,749
Property taxes, insurance and other	59,793	1,718	—		58,075
Depreciation and amortization	141,295	1,703	—		139,592
Impairment charges	67,648	—	—		67,648
Advisory services fee	49,039	—	—		49,039
Corporate, general and administrative	20,783	—	—		20,783
Total operating expenses	1,106,826	19,940	—		1,086,886
Gain (loss) on consolidation of VIE and disposition of assets and hotel properties	79,799	—	671	(C) (i)	80,470
Gain (loss) on derecognition of assets	39,054	—	—		39,054
OPERATING INCOME (LOSS)	116,415	1,336	671		115,750
Equity in earnings (loss) of unconsolidated entities	(325)	—	—		(325)
Interest income	4,739	—	—		4,739
Interest expense and amortization of discounts and loan costs	(256,229)	(2,999)	—		(253,230)
Interest expense associated with hotels in receivership	(39,038)	—	—		(39,038)
Write-off of premiums, loan costs and exit fees	(8,853)	(80)	—		(8,773)
Gain (loss) on extinguishment of debt	335	—	—		335
Realized and unrealized gain (loss) on derivatives	(5,346)	—	—		(5,346)
INCOME (LOSS) BEFORE INCOME TAXES	(188,302)	(1,743)	671		(185,888)
Income tax (expense) benefit	143	—	—		143
NET INCOME (LOSS)	(188,159)	(1,743)	671		(185,745)
(Income) loss attributable to noncontrolling interest in consolidated entities	5,058	—	—		5,058
Net (income) loss attributable to redeemable noncontrolling interests in operating partnership	3,262	—	(35)	(C) (iii)	3,227
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	(179,839)	(1,743)	636		(177,460)
Preferred dividends	(28,216)	—	—		(28,216)
Deemed dividends on redeemable preferred stock	(6,949)	—	—		(6,949)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(215,004)	$(1,743)	$636		$(212,625)
INCOME (LOSS) PER SHARE - BASIC:
Net income (loss) attributable to common stockholders	$(35.99)				$(35.59)
Weighted average common shares outstanding—basic	5,974				5,974
INCOME (LOSS) PER SHARE - DILUTED:
Net income (loss) attributable to common stockholders	$(35.99)				$(35.59)
Weighted average common shares outstanding—diluted	5,974				5,974
See accompanying notes.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2026
(in thousands, except per share amounts)

	Ashford Trust Consolidated Historical (A)	Hyatt Long Island (B)	Adjustments		Ashford Trust Consolidated Pro Forma
REVENUE
Rooms	$200,025	$2,320	$—		$197,705
Food and beverage	51,570	1,075	—		50,495
Other hotel revenue	15,983	208	—		15,775
Total hotel revenue	267,578	3,603	—		263,975
Other	154	—	—		154
Total revenue	267,732	3,603	—		264,129
EXPENSES
Hotel operating expenses:
Rooms	46,190	774	—		45,416
Food and beverage	34,383	867	—		33,516
Other expenses	91,273	1,530	—		89,743
Management fees	9,284	108	—		9,176
Total hotel expenses	181,130	3,279	—		177,851
Property taxes, insurance and other	14,894	455	—		14,439
Depreciation and amortization	32,006	428	—		31,578
Impairment charges	112,649	1,233	—		111,416
Advisory services fee	20,023	—	—		20,023
Corporate, general and administrative	1,602	—	—		1,602
Total operating expenses	362,304	5,395	—		356,909
Gain (loss) on disposition of assets and hotel properties	100,030	—	—		100,030
Gain (loss) on derecognition of assets	7,790	—	—		7,790
OPERATING INCOME (LOSS)	13,248	(1,792)	—		15,040
Equity in earnings (loss) of unconsolidated entities	(202)	—	—		(202)
Interest income	922	—	—		922
Other income (expense)	3,223	—	—		3,223
Interest expense and amortization of discounts and loan costs	(73,554)	(601)	—		(72,953)
Interest expense associated with hotels in receivership	(7,820)	—	—		(7,820)
Write-off of premiums, loan costs and exit fees	(1,254)	(19)	—		(1,235)
Gain (loss) on extinguishment of debt	(25)	—	—		(25)
Realized and unrealized gain (loss) on derivatives	757	—	—		757
INCOME (LOSS) BEFORE INCOME TAXES	(64,705)	(2,412)	—		(62,293)
Income tax (expense) benefit	(752)	—	(12)	(C) (ii)	(764)
NET INCOME (LOSS)	(65,457)	(2,412)	(12)		(63,057)
(Income) loss attributable to noncontrolling interest in consolidated entities	655	—	—		655
Net (income) loss attributable to redeemable noncontrolling interests in operating partnership	1,030	—	(34)	(C) (iii)	996
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	(63,772)	(2,412)	(46)		(61,406)
Preferred dividends	(2,714)	—	—		(2,714)
Deemed dividends on redeemable preferred stock	(4,600)	—	—		(4,600)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(71,086)	$(2,412)	$(46)		$(68,720)
INCOME (LOSS) PER SHARE - BASIC:
Income (loss) attributable to common stockholders	$(11.03)				$(10.67)
Weighted average common shares outstanding—basic	6,442				6,442
INCOME (LOSS) PER SHARE - DILUTED:
Income (loss) attributable to common stockholders	$(11.03)				$(10.67)
Weighted average common shares outstanding—diluted	6,442				6,442
See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(A)Represents the historical consolidated statement of operations of Ashford Trust for the year ended December 31, 2025, as reported in its Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 23, 2026 and the historical consolidated statement of operations of Ashford Trust for the three months ended March 31, 2026, as reported in its Quarterly Report on Form 10-Q for the three months ended March 31, 2026, filed on May 14, 2026.
(B)Represents the removal of the historical consolidated statements of operations of Hyatt Long Island for the year ended December 31, 2025 and the three months ended March 31, 2026.
(C)Represents adjustments for the Company’s sale of Hyatt Long Island, which includes: (i) the estimated non-recurring gain on the disposition of Hyatt Long Island for the year ended December 31, 2025; (ii) an adjustment for the estimated tax effect of the hotel no longer being part of the consolidated group for the three months ended March 31, 2026; and (iii) the net (income) loss allocated to redeemable noncontrolling interests in operating partnership related to the disposition of Hyatt Long Island, including the estimated non-recurring gain for the year ended December 31, 2025, based on an ownership percentage of 1.43% for the year ended December 31, 2025 and 1.43% for the three months ended March 31, 2026. There was no material estimated tax effect of the hotel no longer being part of the consolidated group for the year ended December 31, 2025. The pro forma gain resulting from the disposition of Hyatt Long Island is preliminary. The actual results may differ from the amounts reflected in the pro forma financial statements.